EXHIBIT 23.1





ACCOUNTANTS' CONSENT



The Board of Directors
Anicom, Inc.


         We consent to incorporation by reference in the registration statement (No. 333-61715) on Form S-3, registration statements (No. 333-50641, 333-41225,
333-30791 and 333-14719) on Form S-3/A and registration statements (No. 333-61719, 333-34357 and 333-10602) on Form S-8 of Anicom, Inc. of our report dated August 25, 1998, except as to Note 12 which is as of September 21, 1998, with respect to the combined balance sheets of Texcan Cables Inc. and Texcan Cables Limited (collectively the "Company") as of March 31, 1998 and 1997 and the related combined statements of earnings, retained earnings (deficit) and cash flows for each of the years in the three year period ended March 31, 1998, which report appears in the Form 8-K/A (Amendment No. 2) of Anicom, Inc. dated November 20, 1998.




/S/KPMG LLP
Chartered Accountants

Richmond, Canada
November 20, 1998